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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 SCHEDULE 14d-9
                      Solicitation/Recommendation Statement
       Pursuant to Section 14(d)(4) of the Securities Exchange Act of 1934



                      Solicitation/Recommendation Statement
                          Under Section 14(d)(4) of the
                         Securities Exchange Act of 1934


                                DEVX ENERGY, INC.
                            (Name of Subject Company)


                                DEVX ENERGY, INC.
                      (Name of Person(s) Filing Statement)

                     COMMON STOCK, PAR VALUE $.234 PER SHARE
                         (Title of Class of Securities)

                                   25189P 20 3
                      (CUSIP Number of Class of Securities)

                               William W. Lesikar
                            Senior Vice President and
                             Chief Financial Officer
                                Devx Energy, Inc.
                           13760 Noel Road, Suite 1030
                            Dallas, Texas 75240-7336
                                  972-233-9906
            (Name, Address and Telephone Number of Person Authorized
 to Receive Notices and Communications on Behalf of the Person Filing Statement)

                                 With a copy to:
                                William L. Boeing
                              Haynes and Boone, LLP
                           1600 N. Collins, Suite 2000
                             Richardson, Texas 75080
                                  972-680-7550


[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.


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                                 EXHIBIT INDEX

EXHIBIT
NUMBER                   DESCRIPTION
--------------           -----------

   99.1                  Press Release
   99.2                  Form of Employee Severance Letter
